Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Announces Record First Quarter Results
and Updates Full Year 2020 Guidance

Sarasota, Florida, April 28, 2020 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, reported financial results for the first quarter ended March 31, 2020.

First quarter GAAP and adjusted revenue increased 5% to $1.35 billion, and organic revenue increased 4%. GAAP gross margin expanded 40 basis points to 63.4% and adjusted gross margin expanded 50 basis points to 63.5%.

GAAP earnings before taxes decreased 27% to $305 million. Prior year GAAP results included a $120 million pretax gain on sale from the Scientific Imaging businesses. Adjusted earnings before taxes increased 7% to $408 million. GAAP diluted earnings per share (“DEPS”) was $2.28 and adjusted DEPS was $3.05.

EBITDA increased 7% to $467 million and EBITDA margin expanded 50 basis points to 34.5%. Adjusted operating cash flow increased 10% to $364 million while adjusted free cash flow increased 13% to $353 million, representing 26% of adjusted revenue.

“Our primary focus during this unprecedented time is on the safety and well-being of our employees and their families,” said Neil Hunn, Roper’s President & CEO. “All of our businesses with manufacturing facilities have been deemed essential and remain operational, supplying our customers with vital and necessary products. Additionally, all of our businesses are highly productive and operational in their work-from-home environments.”

“Clearly, this global health crisis has created tremendous uncertainty in the future economic outlook,” said Mr. Hunn. “However, for nearly two decades, Roper has transformed our business model to be one that is characterized by high levels of recurring revenue, direct channel access, low fixed costs, low capital expenditure requirements, and high levels of operating cash flow. For these reasons, and many others, we are highly confident in our ability to successfully navigate the situation. We will continue to invest in innovation and talent, enabling Roper to be on the offensive during and after this period.”

“We expect our cash flow generation capability to remain very strong,” continued Mr. Hunn. “Our balance sheet is exceptionally well positioned with $1 billion in cash and an undrawn $2.5 billion revolving line of credit. Given these factors, we will continue to pursue our disciplined capital deployment strategy.”

Updating 2020 Guidance

The Company’s previous guidance provided on January 30, 2020 did not reflect any impact from COVID-19. Based on current assumptions, the Company now expects full year adjusted DEPS of $11.60 - $12.60.

For the second quarter, the Company expects adjusted DEPS of $2.50 - $2.70.

The Company’s guidance excludes the impact of unannounced future acquisitions or divestitures.

Conference Call to be Held at 8:00 AM (ET) Today

A conference call to discuss these results has been scheduled for 8:00 AM ET on Tuesday, April 28, 2020. The call can be accessed via webcast or by dialing +1 800-263-0877 (US/Canada) or +1 646-828-8143, using confirmation code 5367118. Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.ropertech.com) prior to the start of the call. The webcast can also be accessed directly by using the following URL https://event.webcast. Telephonic replays will be available for up to two weeks and can be accessed by using the following registration URL https://event.replay with access code 5367118.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Table 1: Adjusted Revenue, Gross Profit and EBITDA Reconciliation ($M)

	Q1 2019	Q1 2020		V %
Adjusted Revenue Reconciliation
GAAP Revenue	$1,287	$1,351		5%
Purchase accounting adjustment to acquired deferred revenue	1	2	A
Adjusted Revenue	$1,288	$1,353		5%

Components of Adjusted Revenue Growth
Organic				4%
Acquisitions/Divestitures				2%
Rounding				(1)%
Total Adjusted Revenue Growth				5%

Adjusted Gross Profit Reconciliation
GAAP Gross Profit	$811	$857
Purchase accounting adjustment to acquired deferred revenue	1	2	A
Adjusted Gross Profit	$811	$859		6%

GAAP Gross Margin	63.0%	63.4%		+40 bps
Adjusted Gross Margin	63.0%	63.5%		+50 bps

Adjusted EBITDA Reconciliation
GAAP Net Earnings	$370	$240
Taxes	50	64
Interest Expense	44	45
Depreciation	12	13
Amortization	83	102
EBITDA	$558	$465		(17)%

Purchase accounting adjustment to acquired deferred revenue	—	2	A
Gain on sale of Scientific Imaging businesses	(120)	—
Adjusted EBITDA	$438	$467		7%
% of Adjusted Revenue	34.0%	34.5%		+50 bps

Table 2: Adjusted Earnings Before Taxes Reconciliation ($M)

	Q1 2019	Q1 2020		V %
GAAP Earnings Before Taxes	$419	$305		(27)%
Purchase accounting adjustment to acquired deferred revenue	—	2	A
Amortization of acquisition-related intangible assets B	82	101
Gain on sale of Scientific Imaging businesses	(120)	—
Adjusted Earnings Before Taxes	$382	$408		7%

Table 3: Adjusted DEPS Reconciliation C

	Q1 2019	Q1 2020		V %
GAAP DEPS	$3.53	$2.28		(35)%
Purchase accounting adjustment to acquired deferred revenue	—	0.02	A
Amortization of acquisition-related intangible assets B	0.62	0.75
Gain on sale of Scientific Imaging businesses	(0.86)	—
Rounding	0.01	—
Adjusted DEPS	$3.30	$3.05		(8)%

Table 4: Adjusted Cash Flow Reconciliation ($M)

	Q1 2019	Q1 2020	V %
Operating Cash Flow	$290	$364	25%
Add: Cash taxes paid on sale of Scientific Imaging businesses	39	—
Adjusted Operating Cash Flow	330	364	10%
Capital Expenditures	(16)	(8)
Capitalized Software Expenditures	(2)	(3)
Adjusted Free Cash Flow	$312	$353	13%

Table 5: Forecasted Adjusted DEPS Reconciliation C

	Q2 2020		FY 2020
	Low End	High End	Low End	High End
GAAP DEPS	$1.75	$1.95	$8.60	$9.60
Purchase accounting adjustment to acquired deferred revenue A	0.01	0.01	0.03	0.03
Amortization of acquisition-related intangible assets B	0.74	0.74	2.97	2.97
Adjusted DEPS	$2.50	$2.70	$11.60	$12.60

A.	2020 actual results and forecast of estimated acquisition-related fair value adjustments to deferred revenue related to the acquisitions of Foundry and iPipeline as shown below ($M, except per share data).
		Q1 2019A	Q1 2020A	Q2 2020E	FY 2020E
	Pretax	$1	$2	$1	$4
	After-tax	$—	$2	$1	$3
	Per Share	$—	$0.02	$0.01	$0.03

B.	Actual results and forecast of estimated amortization of acquisition-related intangible assets ($M, except per share data); for comparison purposes, prior period amounts are also shown below. Tax rate of 21% applied to amortization.
		Q1 2019A	Q1 2020A	Q2 2020E	FY 2020E
	Pretax	$82	$101	$99	$397
	After-tax	$65	$79	$79	$314
	Per share	$0.62	$0.75	$0.74	$2.97

C.	All 2019 and 2020 adjustments taxed at 21%, except for the gain on sale of the Scientific Imaging businesses, which was taxed at 25%.

Note: Numbers may not foot due to rounding.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, the prospects for newly acquired businesses to be integrated and contribute to future growth, and profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include the effects of the COVID-19 pandemic on our business, operations, financial results and liquidity, including the duration and magnitude of such effects, which will depend on numerous evolving factors which we cannot accurately predict or assess, including: the duration and scope of the pandemic; the negative impact on global and regional markets, economies and economic activity; actions governments, businesses and individuals take in response to the pandemic; the effects of the pandemic, including all of the foregoing, on our customers, suppliers, and business partners, and how quickly economies and demand for our products and services recover after the pandemic subsides. Such risks and uncertainties also include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, cybersecurity and data privacy risks, risks related to political instability, armed hostilities, incidents of terrorism, public health crisis (such as the COVID-19 pandemic) or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

# # #

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	March 31, 2020	December 31, 2019
ASSETS:

Cash and cash equivalents	$999.8	$709.7
Accounts receivable, net	712.2	791.6
Inventories, net	206.2	198.6
Income taxes receivable	19.1	18.5
Unbilled receivables	225.3	183.5
Other current assets	110.8	97.6
Total current assets	2,273.4	1,999.5

Property, plant and equipment, net	133.4	139.9
Goodwill	10,732.5	10,815.4
Other intangible assets, net	4,523.0	4,667.7
Deferred taxes	95.0	95.6
Other assets	380.5	390.8

Total assets	$18,137.8	$18,108.9

LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable	$180.8	$162.0
Accrued compensation	159.5	240.1
Deferred revenue	827.5	831.8
Other accrued liabilities	327.0	346.2
Income taxes payable	268.9	215.1
Current portion of long-term debt, net	602.4	602.2
Total current liabilities	2,366.1	2,397.4

Long-term debt, net of current portion	4,674.2	4,673.1
Deferred taxes	1,081.1	1,108.1
Other liabilities	425.1	438.4
Total liabilities	8,546.5	8,617.0

Common stock	1.1	1.1
Additional paid-in capital	1,946.3	1,903.9
Retained earnings	8,003.1	7,818.0
Accumulated other comprehensive loss	(341.0)	(212.8)
Treasury stock	(18.2)	(18.3)
Total stockholders' equity	9,591.3	9,491.9

Total liabilities and stockholders' equity	$18,137.8	$18,108.9

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in millions, except per share data)

	Three months ended March 31,
	2020	2019
Net revenues	$1,350.7	$1,287.2
Cost of sales	493.9	476.6
Gross profit	856.8	810.6

Selling, general and administrative expenses	507.6	464.2
Income from operations	349.2	346.4

Interest expense, net	45.4	43.7
Other income (expense), net	0.8	(3.1)
Gain on disposal of business	—	119.6

Earnings before income taxes	304.6	419.2

Income taxes	64.3	49.6

Net earnings	$240.3	$369.6

Net earnings per share:
Basic	$2.30	$3.57
Diluted	$2.28	$3.53

Weighted average common shares outstanding:
Basic	104.3	103.6
Diluted	105.3	104.7

Roper Technologies, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in millions; percentages of net revenues)

	Three Months Ended March 31,
	2020		2019
	Amount	%	Amount	%
Net revenues:
Application Software	$405.1		$381.2
Network Software & Systems	438.2		345.7
Measurement & Analytical Solutions	365.2		401.8
Process Technologies	142.2		158.5
Total	$1,350.7		$1,287.2

Gross profit:
Application Software	$270.4	66.7%	$253.4	66.5%
Network Software & Systems	293.2	66.9%	239.0	69.1%
Measurement & Analytical Solutions	214.6	58.8%	231.2	57.5%
Process Technologies	78.6	55.3%	87.0	54.9%
Total	$856.8	63.4%	$810.6	63.0%

Operating profit*:
Application Software	$97.6	24.1%	$91.4	24.0%
Network Software & Systems	138.7	31.7%	125.3	36.2%
Measurement & Analytical Solutions	114.0	31.2%	118.1	29.4%
Process Technologies	43.3	30.5%	50.1	31.6%
Total	$393.6	29.1%	$384.9	29.9%

*Segment operating profit is before unallocated corporate general and administrative expenses; these expenses were $44.4 and $38.5 for the three months ended March 31, 2020 and 2019, respectively.

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$240.3	$369.6
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	12.8	11.7
Amortization of intangible assets	101.8	82.9
Amortization of deferred financing costs	2.1	1.7
Non-cash stock compensation	27.7	25.3
Gain on disposal of business, net of associated income tax	—	(89.6)
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	69.1	88.9
Unbilled receivables	(43.1)	(25.3)
Inventories	(10.3)	(19.5)
Accounts payable and accrued liabilities	(70.2)	(92.8)
Deferred revenue	3.6	11.9
Income taxes, excluding tax associated with gain on disposal of business	40.2	(17.6)
Cash tax paid for gain on disposal of business	—	(39.4)
Other, net	(10.1)	(17.5)
Cash provided by operating activities	363.9	290.3

Cash flows from (used in) investing activities:
Acquisitions of businesses, net of cash acquired	(2.8)	(3.2)
Capital expenditures	(7.9)	(15.8)
Capitalized software expenditures	(2.6)	(2.0)
Proceeds from (used in) disposal of businesses	(3.7)	220.4
Other, net	—	(2.2)
Cash provided by (used in) investing activities	(17.0)	197.2

Cash flows used in financing activities:
Borrowings (payments) under revolving line of credit, net	—	(455.0)
Cash dividends to stockholders	(53.1)	(47.7)
Proceeds from stock-based compensation, net	12.1	22.0
Treasury stock sales	2.8	2.2
Other	(0.5)	14.2
Cash used in financing activities	(38.7)	(464.3)

Effect of foreign currency exchange rate changes on cash	(18.1)	4.9

Net increase in cash and cash equivalents	290.1	28.1

Cash and cash equivalents, beginning of period	709.7	364.4

Cash and cash equivalents, end of period	$999.8	$392.5